Jerad Seurer
August 30, 2022
Re:    Employment Letter Agreement
Dear Jerad,
On behalf of Avadel Pharmaceuticals plc (“Avadel plc”) and its U.S. subsidiary, Avadel Management Corporation (“Avadel” or the “Company”), I am pleased to present to you the updated terms and conditions of your employment, effective as of August 30, 2022. The terms and conditions of your employment as of the Effective Date are set forth below in this letter agreement (the “Agreement”). This Agreement shall supersede and replace any prior employment agreement or offer letter between you and the Company; provided, however, this Agreement supplements and does not supersede any other confidentiality, assignment of inventions or restrictive covenant agreement between the Company and you.
1.Position. You will continue in your role as General Counsel & Corporate Secretary. This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Company’s Chief Executive Officer (the “CEO”). Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company.
2.Compensation and Related Matters.
(a)Base Salary. As of the Effective Date, the Company will pay you a base salary at the rate of three hundred fifty thousand dollars ($350,000) per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b)Annual Bonus. You will remain eligible to receive an annual performance bonus having a target payout of 40% of your Base Salary. The actual bonus amount is discretionary. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.
(c)Expenses. The Company will promptly reimburse you for all reasonable expenses incurred by you in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.
(d)Benefits/Paid Time Off. You remain eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.
3.Equity Award. You previously received an option agreement and/or stock-based award, as applicable, which shall continue to be governed by any applicable option agreement or other stock-based award agreements and the corresponding Avadel plc Omnibus Incentive Compensation Plan (together, the “Equity Documents”). You will also be eligible to participate in future equity awards which may be granted by the Board, based upon Company and individual performance, at the sole discretion of the Board.
4.Location. Your primary work location will continue to be at the Company’s office which is currently in Chesterfield, MO, provided that you may be required to travel for business from time to time, consistent with the Company’s business needs.
5.At-Will Employment; Date of Termination. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board of Avadel plc. Your last day of employment for any reason is referred to herein as the “Date of Termination “ In the event that you elect to end your employment, the Company requests that you provide at least 30 days’ advance written notice to the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
6.Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Date of Termination, (ii) any accrued but unused vacation, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

7.Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):
(a)The Company shall pay you an amount equal to 1.0 times the Executive’s then current annual base salary (the “Severance Amount”), which shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices; provided that, solely to the extent such Severance Amount is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and does not constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code, the Company may, in its sole discretion, elect to pay such Severance Amount in a lump sum within 60 days following the Date of Termination; and
(b)subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you, a monthly payment equal to the monthly Executive’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to the Executive’s termination) until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payments directly to you for the time period specified above contingent upon making timely monthly payments directly to the COBRA administrator. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
The amounts payable under this Section 7 (to the extent payable in installments) shall be paid in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
If your employment ends for any reason other than a termination by the Company without Cause you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company. For the avoidance of doubt, if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay and benefits, whether pursuant to Section 7, Section 8 or otherwise.

8.Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason after following the Good Reason Process (as such capitalized terms are defined in Exhibit A), in each case, within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to you signing the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), the Company shall (i) provide you the severance pay and benefits set forth in Section 7, subject to the terms and conditions set forth in Section 7, (ii) notwithstanding any other provision in the Equity Documents, any of your outstanding and vested stock options as of the Date of Termination will remain exercisable until the twelve (12) month anniversary of the Date of Termination; provided, however, that the post-termination exercise period for any individual stock option right will not extend beyond its original maximum term as of the original date of the grant; and (iii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all of your stock options and other stock-based awards (the “Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.
For the avoidance of doubt, Section 7 and Section 8 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 7 and Section 8 of this Agreement.
9.Continuing Obligations.
(a)Restrictive Covenants Agreement. As a condition of your continued employment, and in consideration for the enhanced payments and benefits under this Agreement you are required to enter into the Employee Confidentiality, Non-Solicitation, Non-Competition and Assignment Agreement enclosed with this Agreement (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement supplements and does not supersede any other prior confidentiality, assignment of inventions or restrictive covenant agreement between the Company and you. For purposes of this Agreement, the obligations in this Section 9 and those that arise in the Restrictive Covenants Agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”
(b)Third Party Agreements and Rights. You hereby affirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information, other than confidentiality restrictions (if any) or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)Litigation and Regulatory Cooperation. During and after your employment you shall cooperate fully with the Company in (1) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9(c).
(d)Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
10.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409Aof the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
11.Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
12.Interpretation and Enforcement. This Agreement, together with Appendix A, the Restrictive Covenants Agreement, the Continuing Obligations, and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. Except as expressly otherwise provided in the Equity Documents or the Restrictive Covenants Agreement, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Missouri law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Missouri in connection with any Dispute or any claim related to any Dispute.
13.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 7 or pursuant to Section 8 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.
14.Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.
15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.
[Signature page follows.]

To accept the above terms and conditions of your employment, please sign and return this Agreement and the Restrictive Covenants Agreement to Angie Woods at awoods@avadel.com by September 2, 2022.
Very truly yours,
/s/ Greg Divis
Name: Greg Divis
Title: Chief Executive Officer
Enclosure (Restrictive Covenants Agreement)
I have read and accept this letter agreement:
/s/ Jerad Seurer
Jerad Seurer
Date: August 31, 2022

Appendix A
1)    “Cause” shall mean (I) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Chief Executive Officer, which failure continues, in the reasonable judgment of the Chief Executive Officer, for thirty (30) days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct or insubordination that results in or is reasonably anticipated to result in harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct.
2)    “Change in Control” shall mean the occurrence of any of the following events: (i) a change in the ownership of Avadel plc which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of equity interests of Avadel plc such that, together with the other equity interests held by such Person, constitute more than fifty percent (50%) of the total voting power of the equity interests of Avadel plc; provided, however, that the acquisition of additional equity interests by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the equity interests of Avadel plc at the time will not be considered a Change in Control; (ii) a change in the effective control of Avadel plc which occurs on the date that a majority of the members of the Board of Directors of Avadel plc is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Avadel plc prior to the date of the appointment or election; provided, however, if any Person is considered to be in effective control of Avadel plc, the acquisition of additional control of Avadel plc by the same Person will not be considered a Change in Control; or (iii) a change in the ownership of a substantial portion of the assets of Avadel plc, which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Avadel plc that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Avadel plc within the meaning of Section 409A.
3)    “Change in Control Period” shall mean the twelve (12) month period that immediately follows the first event constituting a Change in Control.
4)    “Good Reason” shall mean, without your consent, any of the following: (i) the material diminution in your authority, duties or responsibilities in connection with a Change in Control and only if such change occurs during the Change in Control Period; provided, however, that a change in reporting structure shall not, in any respect, constitute Good Reason; (ii) a change in the location of your primary work location such that your one-way commute increases by more than sixty (60) miles, however, a change to remote “work from home” status does not constitute a change in location; or (iii) a material breach by the Company of this Agreement; provided, however, before you may resign for Good Reason, you must follow the Good Reason Process.
5)    “Good Reason Process” shall mean: (i) you reasonably determine in good faith that a condition giving rise to Good Reason has occurred; (ii) you notify the Company in writing of the first occurrence of the condition giving rise to Good Reason within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition giving rise to Good Reason; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within 60 days after the end of the Cure Period. If the Company cures the condition giving rise to Good Reason during the Cure Period, Good Reason shall be deemed not to have occurred.